Filed Pursuant to Rule 433

Registration Statement No. 333-232920

Issuer Free Writing Prospectus dated February 23, 2021

Relating to Preliminary Prospectus Supplement dated February 23, 2021

(To Prospectus dated July 31, 2019)

FIDELITY NATIONAL INFORMATION SERVICES, INC.

Pricing Term Sheet

$750,000,000 0.375% Senior Notes due 2023 (“2023 Notes”)

$750,000,000 0.600% Senior Notes due 2024 (“2024 Notes”)

$1,250,000,000 1.150% Senior Notes due 2026 (“2026 Notes”)

$750,000,000 1.650% Senior Notes due 2028 (“2028 Notes”)

$1,250,000,000 2.250% Senior Notes due 2031 (“2031 Notes”)

$750,000,000 3.100% Senior Notes due 2041 (“2041 Notes”)

(“Senior Notes”)

The information in this pricing term sheet supplements the Issuer’s Preliminary Prospectus Supplement, dated February 23, 2021, and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information contained therein. The pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Financial information presented in the Preliminary Prospectus Supplement or incorporated by reference therein is deemed to have changed to the extent affected by the changes described herein. This pricing term sheet should be read together with the Preliminary Prospectus Supplement, including the documents incorporated by reference therein, and the accompanying Prospectus dated July 31, 2019 before making a decision in connection with an investment in the securities. Capitalized terms used in this pricing term sheet but not defined have the meanings given to them in the Preliminary Prospectus Supplement.

2023 Notes

2024 Notes

2026 Notes

2028 Notes

2031 Notes

2041 Notes

Issuer	Fidelity National Information Services, Inc.

Expected Ratings (Moody’s/S&P/Fitch)*	Baa2 / BBB / BBB (stable/stable/positive)

Principal Amount	2023 Notes: $750,000,000
2024 Notes: $750,000,000
2026 Notes: $1,250,000,000
2028 Notes: $750,000,000
2031 Notes: $1,250,000,000
2041 Notes: $750,000,000

Coupon	2023 Notes: 0.375%
2024 Notes: 0.600%
2026 Notes: 1.150%
2028 Notes: 1.650%
2031 Notes: 2.250%
2041 Notes: 3.100%

Trade Date	February 23, 2021

Settlement Date	T+5; March 2, 2021

Maturity Date	2023 Notes: March 1, 2023
2024 Notes: March 1, 2024
2026 Notes: March 1, 2026
2028 Notes: March 1, 2028
2031 Notes: March 1, 2031
2041 Notes: March 1, 2041

Price to Public	2023 Notes: 99.921% of principal amount
2024 Notes: 99.941% of principal amount
2026 Notes: 99.850% of principal amount
2028 Notes: 99.423% of principal amount
2031 Notes: 99.379% of principal amount
2041 Notes: 99.395% of principal amount

Benchmark Treasury	2023 Notes: 0.125% UST due January 31, 2023
2024 Notes: 0.125% UST due February 15, 2024
2026 Notes: 0.375% UST due January 31, 2026
2028 Notes: 0.750% UST due January 31, 2028
2031 Notes: 1.125% UST due February 15, 2031
2041 Notes: 1.875% UST due February 15, 2041

Benchmark Treasury Price and Yield	2023 Notes: 100-00 5⁄8, 0.115%
2024 Notes: 99-23, 0.220%
2026 Notes: 99-00, 0.581%
2028 Notes: 98-13, 0.988%
2031 Notes: 97-23, 1.370%
2041 Notes: 97-09, 2.041%

Spread to Benchmark Treasury	2023 Notes: +30 basis points
2024 Notes: +40 basis points
2026 Notes: +60 basis points
2028 Notes: +75 basis points
2031 Notes: +95 basis points
2041 Notes: +110 basis points

Re-offer Yield	2023 Notes: 0.415%
2024 Notes: 0.620%
2026 Notes: 1.181%
2028 Notes: 1.738%
2031 Notes: 2.320%
2041 Notes: 3.141%

Interest Payment Dates	March 1 and September 1 of each year, commencing
September 1, 2021

Underwriting Discount	2023 Notes: 0.350%
2024 Notes: 0.400%
2026 Notes: 0.600%
2028 Notes: 0.625%
2031 Notes: 0.650%
2041 Notes: 0.875%

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption	2023 Notes: At any time prior to the maturity date at a discount rate of the Treasury Rate plus 5.0 basis points

2024 Notes: At any time prior to the maturity date at a discount rate of the Treasury Rate plus 7.5 basis points

2026 Notes: At any time prior to the Par Call Date at a discount rate of the Treasury Rate plus 10.0 basis points

2028 Notes: At any time prior to the Par Call Date at a discount rate of the Treasury Rate plus 12.5 basis points

2031 Notes: At any time prior to the Par Call Date at a discount rate of the Treasury Rate plus 15.0 basis points

2041 Notes: At any time prior to the Par Call Date at a discount rate of the Treasury Rate plus 17.0 basis points

Notwithstanding the foregoing, if the 2026 Notes are redeemed on or after February 1, 2026 (the date that is 1 month prior to their maturity date), the 2028 Notes are redeemed on or after January 1, 2028 (the date that is 2 months prior to their maturity date), the 2031 Notes are redeemed on or after December 1, 2030 (the date that is 3 months prior to their maturity date) or the 2041 Notes are redeemed on or after September 1, 2040 (the date that is 6 months prior to their maturity date), the 2026 Notes, the 2028 Notes, the 2031 Notes and the 2041 Notes, respectively, will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. February 1, 2026, January 1, 2028, December 1, 2030, and September 1, 2040 are the Par Call Dates in respect of the 2026 Notes, the 2028 Notes, the 2031 Notes and the 2041 Notes, respectively.

Use of Proceeds	The Issuer intends to use the net proceeds from this offering to provide funds for (i) (A) a cash tender offer (the “Any and All Tender Offer”) for any and all of its outstanding Floating Rate Senior Notes due 2021, any and all of its outstanding 0.125% Senior Notes due 2021, any and all of its outstanding 3.500% Senior Notes due 2023, any and all of its outstanding 3.875% Senior Notes due 2024, any and all of its outstanding 2.602% Senior Notes due 2025, any and all of its outstanding 5.000% Senior Notes due 2025 and any and all of its outstanding 3.000% Senior Notes due 2026 (collectively, the “Any and All Notes”), upon the terms and subject to the conditions set forth in the related offer to purchase and notice of guaranteed delivery, and (B) a cash tender offer (the “Maximum Tender Offer” and, together with the Any and All Tender Offer, the “Tender Offers”) for its outstanding 4.250% Senior Notes due 2028, its outstanding 3.750% Senior Notes due 2029, its outstanding 4.500% Senior Notes due 2046 and its outstanding 1.500% Senior Notes due 2027 (together with the Any and All Notes, the “Tender Offer Notes”) and (ii) to the extent less than all of the Any and All Notes are tendered and accepted for purchase in the Any and All Tender Offer, redeeming all of the Any and All Notes that remain outstanding following the consummation of the Any and All Tender Offer (the “Any and All Notes Redemption”). Any remaining net proceeds are expected to be used for general corporate purposes, which may include the refinancing of upcoming debt maturities or the repayment of borrowings under the Issuer’s existing commercial paper programs. Pending such uses, the Issuer may invest the net proceeds from this offering temporarily in investment-grade securities, money-market funds, bank deposit accounts or similar short-term investments, or use such net proceeds to repay outstanding borrowings under the Issuer’s existing commercial paper programs or revolving credit facility. This offering is not conditioned upon the successful completion of the Tender Offers or the Any and All Notes Redemption.

CUSIP	2023 Notes: 31620M BP0
2024 Notes: 31620M BQ8
2026 Notes: 31620M BR6
2028 Notes: 31620M BS4
2031 Notes: 31620M BT2
2041 Notes: 31620M BU9

ISIN	2023 Notes: US31620MBP05
2024 Notes: US31620MBQ87
2026 Notes: US31620MBR60
2028 Notes: US31620MBS44
2031 Notes: US31620MBT27
2041 Notes: US31620MBU99

Listing	The Senior Notes are not, and are not expected to be, listed on any national securities exchange or included in any automated dealer quotation system.

Joint Book-Running Managers	J.P. Morgan Securities LLC
Barclays Capital Inc.
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
U.S. Bancorp Investments, Inc.

BofA Securities, Inc.
MUFG Securities Americas Inc.
Wells Fargo Securities, LLC
Credit Agricole Securities (USA) Inc.

Lloyds Securities Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
Truist Securities, Inc.
BMO Capital Markets Corp.
TD Securities (USA) LLC

Co-Managers	Fifth Third Securities, Inc.
Regions Securities LLC
Credit Suisse Securities (USA) LLC
Citizens Capital Markets, Inc.
NatWest Markets Securities Inc.

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each credit rating should be evaluated independently of any other credit rating.

Manufacturer target market (MiFID II/UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EU or UK PRIIPs key information document has been prepared as the notes are not available to retail investors in the EEA or in the UK.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533, Barclays Capital Inc. at 1-888-603-5847, Goldman Sachs & Co. LLC at 1-212-902-1171, Citigroup Global Markets Inc. at 1-800-831-9146 and U.S. Bancorp Investments, Inc. at 1-877-558-2607.

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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